Exhibit (a)(14)





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From:           Erb, Richard
To:             [Name]
Subject:        Offer to Exchange Stock Options for Restricted Stock

        Note: In order to conserve space at the top of this email and maintain the confidentiality of the addressee list, you have been sent a blind copy. The letter is intended for each person receiving a blind copy.

We have received your signed Letter of Transmittal indicating that you want to exchange some or all of your eligible stock options for shares of restricted stock. It is our understanding that shares of restricted stock received in the exchange may be immediately taxable to you, even though the shares may not vest. We hope you had an opportunity to speak with the designated Deloitte & Touche representative on the tax consequences of the exchange in your country, as suggested in my earlier email to you. Please be aware that the deadline for changing your election is midnight Eastern time on Friday, July 13, 2001. If you decide to change your election prior to that time, please complete and fax to me the attached form.



Dick Erb
Director, Executive Compensation
ArvinMeritor, Inc.
2135 W. Maple Road
Troy, MI  48084
Telephone:  248-435-2280
Fax:  248-435-1410
e-mail: Richard.Erb@ArvinMeritor.com